UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 3, 2013

Aceto Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	000-04217	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tri Harbor Court, Port Washington, NY 11050

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 3, 2013, Aceto Corporation (“Aceto” or the “Company”), entered into an Enhanced Severance Protection Letter Agreement (the “Agreement”) with Douglas Roth, our Chief Financial Officer. The Agreement supplements the Change in Control Agreement between Mr. Roth and the Company, dated as of July 2, 2012 (the “Change in Control Agreement”).  Set forth below is a description of the terms of the Agreement that Aceto deems to be material:

•
If, prior to a Change in Control, Mr. Roth’s employment is terminated by the Company without Cause (other than due to Disability), the Company shall continue to pay Mr. Roth’s base salary, at the rate then in effect, for the fifteen (15) month period following the date of termination (the “Severance Period”) as severance (the “Severance”); provided, that, any Severance payment otherwise payable to Mr. Roth during the Severance Period shall be offset by any amounts earned by Mr. Roth through other employment or consulting services during the Severance Period.  Thus, if Mr. Roth were to find other employment or a consulting arrangement at or above the then rate of his base salary, the Severance would cease.

•	The Severance shall be in lieu of any severance payable pursuant to the Company’s Severance Policy, which Mr. Roth shall cease to be eligible to participate in from and after the date hereof.

The Agreement also contains additional provisions which are customary for agreements of this type.

The foregoing description of Mr. Roth’s Agreement does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Enhanced Severance Protection Letter Agreement, dated April 3, 2013 between Aceto Corporation and Douglas Roth

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: April 5, 2013	By:	/s/ Salvatore Guccione
Salvatore Guccione
President and Chief Executive Officer